SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PhaseBio Pharmaceuticals, Inc.

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1 Great Valley Parkway, Suite 30

Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PHASEBIO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 9, 2019 at 1:00 p.m. local time at the Company’s offices at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355, for the following purposes:

1.	To elect the Board's nominees, Edmund P. Harrigan, Peter Justin Klein and Richard van den Broek, to the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 25, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be
Held on May 9, 2019 at 1:00 p.m. local time at the Company’s offices at
1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355
The proxy statement and annual report to stockholders
are available at http://www.proxydocs.com/PHAS.

By Order of the Board of Directors,

John Sharp
Chief Financial Officer & Secretary

Malvern, PA
April 5, 2019

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

PHASEBIO PHARMACEUTICALS, INC.

1 Great Valley Parkway, Suite 30

Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

May 9,  2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of PhaseBio Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “PhaseBio”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting.  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 5, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 9, 2019 at 1:00 p.m. local time at the Company’s offices at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355.  Directions to the Annual Meeting may be found at http://www.proxydocs.com/PHAS.  Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 25, 2019 will be entitled to vote at the Annual Meeting.  On this record date, there were 24,498,425 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on March 25, 2019 your shares were registered directly in your name with PhaseBio’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 25, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors (Proposal 1); and
•

Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2019 (Proposal 2).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-206-4667 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your telephone vote must be received by 11:59 p.m. Eastern Time on May 8, 2019 to be counted.

•

To vote through the internet, go to http://www.proxypush.com/PHAS to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your internet vote must be received by 11:59 p.m. Eastern Time on May 8, 2019 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from PhaseBio.  Simply complete and mail the voting instruction form to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2019.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of KPMG LLP as independent auditors for the year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion.  In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania, 19355.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 6, 2019, to 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania.  If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2020 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 10, 2020 and February 9, 2020. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an Annual Meeting of stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such Annual Meeting and the reasons for conducting that business at the Annual Meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-227474), filed with the Securities and Exchange Commission (the “SEC”) on October 5, 2018.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposal 2,  votes “For,” “Against” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. We do not expect broker non-votes on Proposal 2.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes on this proposal. However, as Proposal 2 is considered “routine” under NYSE rules, we do not expect broker non-votes on this proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 24,498,425 shares outstanding and entitled to vote. Thus, the holders of 12,249,213 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at http://www.proxydocs.com/PHAS.

Proposal 1

Election Of Directors

PhaseBio’s Board of Directors is divided into three classes.  Each class consists has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has nine members.  There are four directors in the class whose term of office expires in 2019, although only three are standing for re-election at the Annual Meeting.  Therefore, following the Annual Meeting, the Board of Directors is expected to have eight members.  Each of the nominees listed below, except for Dr. Harrigan and Mr. van den Broek, is currently a director of the Company who was previously elected by the stockholders.  Dr. Harrigan was appointed to the Board by the Board of Directors in December 2018 upon the recommendation of one of our directors, and Mr. van den Broek was appointed to the Board by the Board of Directors in February 2019 upon the recommendation of one of our directors. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.  It is the Company’s policy to invite and encourage directors and nominees for director to attend each annual meeting of stockholders.  As a private company, PhaseBio did not hold an annual meeting of stockholders in 2018.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by PhaseBio.  Each person nominated for election has agreed to serve if elected.  The Company’s management has no reason to believe that any nominee will be unable to serve.

Class I Nominees For Election For A Three-Year Term Expiring At The 2022 Annual Meeting

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business.  To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the to believe that that nominee should continue to serve on the Board.

Edmund P. Harrigan, age 66

Edmund P. Harrigan has served as a member of our Board of Directors since December 2018. Dr. Harrigan currently serves as a member of the boards of directors of ACADIA Pharmaceuticals, Inc. and Bellicum Pharmaceuticals, Inc. From 2012 until his retirement in 2015, Dr. Harrigan served as vice president of worldwide safety and regulatory at Pfizer Inc. Dr. Harrigan received a B.A. from St. Anselm College and a M.D. from the University of Massachusetts at Worcester. Our Board of Directors believes that Dr. Harrigan is qualified to serve as a director based on his extensive pharmaceutical experience in global research and development, regulatory affairs and business development.

Peter Justin Klein, age 41

Peter Justin Klein has served as a member of our Board of Directors since December 2009. Dr. Klein currently serves as a managing director of Vensana Capital Management, LLC, a venture capital firm, a position he has held since December 2018. Dr. Klein previously served as a partner at New Enterprise Associates, Inc., a venture capital firm, from February 2012 to December 2018. He has served on the board of directors of Senseonics Holdings, Inc., a medical technology company, since December 2015. Dr. Klein received an A.B. in economics and a B.S. in biological anthropology and anatomy from Duke University, a J.D. from Harvard Law School and a M.D. from Duke University. Our Board of Directors believes that Dr. Klein is qualified to serve as a director based on his extensive experience in the healthcare industry.

Richard A. van den Broek, age 53

Richard A. van den Broek has served as a member of our Board of Directors since February 2019. Mr. van den Broek currently serves as managing partner of HSMR Advisors, LLC, an investment fund focused on the biotechnology industry, a position he has held since February 2004.  He previously served on the boards of directors of Pharmacyclics, Inc. from December 2009 to April 2015, Response Genetics, Inc. from December 2010 to September 2015, Special Diversified Opportunities, Inc. from March 2008 to October 2015 and Celldex Therapeutics, Inc. from December 2014 to December 2016. Mr. van den Broek received an AB from Harvard University and is a Chartered Financial Analyst. Our Board of Directors believes that Mr. van den Broek is qualified to serve as a director based on his extensive experience in the biotechnology sector and deep understanding of the global pharmaceutical market.

The Board of Directors Recommends

A Vote In Favor Of Each Named Nominee.

Class I Director with Term Expiring at the 2019 Annual Meeting

Linda Tufts, age 65

Linda Tufts has served as a member of our Board of Directors since March 2018. Ms. Tufts has served as a general partner of Fletcher Spaght, Inc., a consulting firm for healthcare and technology companies, since 1989. She also serves as the general partner of Fletcher Spaght Ventures, Fletcher Spaght Inc.’s venture capital affiliate, a position she has held since 2001. Ms. Tufts received an S.B. in humanities and science and in electrical engineering from the Massachusetts Institute of Technology and an S.M in management (finance) from the Sloan School of Management at the Massachusetts Institute of Technology.

Directors Continuing in Office Until the 2020 Annual Meeting

Jonathan P. Mow, age 54

Jonathan P. Mow has served as our Chief Executive Officer and a member of our Board of Directors since September 2014. He previously served as our Chief Business Officer from December 2012 to September 2014. Mr. Mow received a B.S. in mechanical engineering from the University of California, Berkeley and a M.B.A. from Carnegie Mellon University. Our Board of Directors believes that Mr. Mow is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the pharmaceutical industry.

Clay B. Thorp, age 50

Clay B. Thorp co-founded our company in 2002 and has served as a member of our Board of Directors since that time. Mr. Thorp has served as Chair of our Board of Directors since November 2014. In 2001, Mr. Thorp co-founded and has since served as general partner of Hatteras Venture Partners, an investment firm, where he leads investments in a range of life science companies in the biopharmaceutical, medical device, diagnostics and research informatics sectors. He has served on the board of directors of Clearside Biomedical, Inc. since January 2012. Previously, he helped found several life sciences companies, including serving as co-founder, chief executive officer and chairman of Synthematix, Inc., a chemistry informatics company that was acquired by Symyx Technologies in 2005, co-founder and head of corporate development for Novalon Pharmaceutical Corporation, which was sold to Karo Bio in 2000, and co-founder and president of Xanthon, Inc., a bioinformatics company with electro-chemical detection technology for direct analysis of DNA, RNA and proteins. Mr. Thorp received a B.A. in mathematics and history from the University of North Carolina at Chapel Hill and a Masters of Public Policy from Harvard University. Our Board of Directors believes that Mr. Thorp is qualified to serve as a director based on his institutional knowledge of our company and his experience as an entrepreneur and an investor in life sciences companies.

Directors Continuing in Office Until the 2021 Annual Meeting

Nancy J. Hutson, age 69

Nancy J. Hutson has served as a member of our Board of Directors since March 2018. Dr. Hutson retired in 2006 as the senior vice president of global research and development at Pfizer, Inc. Dr. Hutson has served on the boards of directors of BioCryst Pharmaceuticals, Inc. since January 2012 and Endo International plc, a pharmaceutical company, since February 2014. Dr. Hutson previously served on the board of directors of Cubist Pharmaceuticals, Inc., a biopharmaceutical company, from January 2008 until it was acquired by Merck & Co., Inc. in December 2014. Dr. Hutson received a B.A. in general biology from Illinois Wesleyan University and a Ph.D. in physiology and biochemistry from Vanderbilt University. Our Board of Directors believes that Dr. Hutson is qualified to serve as a director based on her 30 years of experience in the pharmaceutical industry and her extensive experience in drug research and development.

Caroline Loewy, age 52

Caroline Loewy has been a member of our Board of Directors since July 2018. Ms. Loewy is a consultant providing strategic advisory services for biopharmaceutical companies, a position she has held since February 2014. She was a co-founder and served as the chief business officer and chief financial officer at Achieve Life Sciences from September 2015 to August 2017, when it was acquired by OncoGenex Pharmaceuticals, Inc. Ms. Loewy previously served as the chief financial officer at Tobira Therapeutics from September 2012 to February 2014. Ms. Loewy has served as a member of the boards of directors of CymaBay Therapeutics since December 2016 and Aptose Biosciences since April 2018. Ms. Loewy received a B.A. from the University of California, Berkeley, and a M.B.A./M.S. from Carnegie Mellon University. Our Board of Directors believes that Ms. Loewy is qualified to serve as a director based on her financial expertise as a former chief financial officer as well as her extensive experience in the biopharmaceutical industry.

Bibhash Mukhopadhyay, age 38

Bibhash Mukhopadhyay has served as a member of our Board of Directors since February 2018. Dr. Mukhopadhyay currently serves as a principal at New Enterprise Associates, Inc., a position he has held since October 2015. Previously, Dr. Mukhopadhyay was an associate director of business development at MedImmune, LLC, the research and development subsidiary of AstraZeneca, from December 2013 to September 2015. Prior to that time, he served as a manager for Johnson & Johnson from October 2010 to November 2013. Dr. Mukhopadhyay received a B.S. in biochemistry and molecular biology from the All India Institute of Medical Sciences, a M.S. in neuroscience from Georg-August-Universität Göttingen and a Ph.D. in biomedical sciences from Baylor College of Medicine. Our Board of Directors believes that Dr. Mukhopadhyay is qualified to serve as a director based on his extensive experience in the healthcare industry, including in drug research and development.

information regarding the Board of Directors and corporate governance

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Edmund P. Harrigan, Nancy J. Hutson, Peter Justin Klein, Caroline Loewy, Bibhash Mukhopadhyay, Clay B. Thorp, Linda Tufts and Richard A. van den Broek.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors of the Company has an independent Chair, Mr. Thorp, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board.  The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of PhaseBio’s risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  Audit Committee responsibilities also include oversight of information security risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with the head of the our risk management group at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight.  Both the Board as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.  The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of The Board of Directors

The Board of Directors met seven times during the last fiscal year.  Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership of each Board committee and meeting information for fiscal 2018 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Edmund P. Harrigan, M.D.		X(1)
Nancy J. Hutson, Ph.D.		X*	X
Peter Justin Klein, M.D., J.D.		X
Caroline Loewy	X*
Jonathan P. Mow
Bibhash Mukhopadhyay, Ph.D.	X		X
Clay B. Thorp		X	X*
Linda Tufts	X(2)
Richard A. van den Broek	X(3)
Total meetings in fiscal 2018	2	1	1

*	Committee Chairperson
(1)	Dr. Harrigan will serve as a member of the Compensation Committee effective immediately following the Annual Meeting.
(2)	Ms. Tufts’ term as a director will expire immediately prior to the conclusion of Annual Meeting.
(3)	Upon the expiration of Ms. Tufts’ term as a director, Mr. van den Broek will replace Ms. Tufts as a member of the Audit Committee.

Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The principal duties and responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Audit Committee is currently composed of three directors, Caroline Loewy, Bibhash Mukhopadhyay and Linda Tufts. Upon the expiration of Ms. Tufts term as a director immediately prior to the conclusion of the Annual Meeting, Richard van den Broek will serve as a member of the Audit Committee. The Audit Committee met two times during fiscal 2018.  The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.phasebio.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing).

The Board of Directors has also determined that Ms. Loewy qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Loewy’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Caroline Lowey, Chair

Bibhash Mukhopadhyay

Linda Tufts

*The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, the other executive officers and directors; and

•	administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

The Compensation Committee is composed of three directors: Nancy J. Hutson, Peter Justin Klein and Clay B. Thorp.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met one time during fiscal 2018.  The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.phasebio.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Radford, the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee.  In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Radford as its compensation consultant. Our Compensation Committee identified Radford based on Radford's general reputation in the industry. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration.  Following an active dialogue with Radford, the Compensation Committee recommended that the Board of Directors approve the recommendations of Radford.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.  In fiscal 2019, the Compensation Committee formed a Non-Officer Stock Option Subcommittee, currently composed of Jonathan P. Mow, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee.  Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer.  In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Nancy J. Hutson, Bibhash Mukhopadhyay and Clay B. Thorp.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during fiscal 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.phasebio.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that’s would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also intends to take into account the results of the Board’s self-evaluation, which will be conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: PhaseBio Pharmaceuticals, Inc., Attention: Corporate Secretary, 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355, at least 90 days, but not more than 120 days prior to the anniversary date of the mailing of our proxy statement for the preceding year's Annual Meeting of stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board.  Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  The Company believes its responsiveness to stockholder communications to the Board has been excellent.  Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code of Ethics

The Company has adopted the PhaseBio Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.phasebio.com.  If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 2010. Representatives of KPMG LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the years ended December 31, 2018 and December 31, 2017 by KPMG LLP, the Company’s principal accountant.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$1,100,020	$100,000
Audit-Related Fees	—	—
Tax Fees(2)	34,000	12,400
Total Fees	$1,134,020	$112,400

(1)

Audit fees consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering in 2018.

(2)	Tax fees consist of fees for tax compliance and consultation services.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends

A Vote In Favor Of Proposal 2.

Executive Officers

Our executive officers, and their respective ages as of April 1, 2019, are as follows:

Name	Age	Position(s)
Jonathan P. Mow	54	Chief Executive Officer and Director
John Sharp	54	Chief Financial Officer
Susan Arnold, Ph.D.	44	Vice President, Preclinical and Chemistry, Manufacturing and Controls
James Ballance, Ph.D.	60	Vice President, Research and Scientific Affairs
John Lee, M.D., Ph.D.	51	Chief Medical Officer
Michael York	54	Vice President, Corporate Development and Commercial Strategy

The biography of Mr. Mow is set forth in “Proposal 1: Election of Directors” above.

John Sharp has served as our Chief Financial Officer since April 2016. Prior to joining our company, Mr. Sharp served as chief financial officer of HUYA Bioscience International, LLC, a biopharmaceutical company, from March 2014 to December 2015. From April 2007 to February 2014, Mr. Sharp served as chief financial officer of Ligand Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Sharp received a B.S. in business administration from San Diego State University and is a certified public accountant.

Susan Arnold has served as our Vice President of Preclinical and Chemistry, Manufacturing and Controls since October 2010. Dr. Arnold received a B.A. in biology from Holy Family University and a M.S. in cell biology and biotechnology and a Ph.D. in cell and molecular biology from the University of the Sciences in Philadelphia.

James Ballance has served as our Vice President of Research and Scientific Affairs since October 2014. He previously served as our Vice President of Scientific Affairs from January 2013 to October 2014. Dr. Ballance received a B.Sc. in applied biology from the University of Wales and a Ph.D. in fungal molecular genetics from the University of Bristol.

John Lee has served as our Chief Medical Officer since April 2016. Prior to joining our company, Dr. Lee served as the vice president and global head of the Cardiovascular Center of Excellence at Quintiles Transnational Corp., a pharmaceutical outsourcing services company, from January 2015 to April 2016. He previously served in various roles at Bristol-Myers Squibb, most recently as executive director, head of the cardiovascular/metabolic therapeutic area from January 2010 to December 2014. Dr. Lee received a B.A. in biological sciences from Harvard University and a M.D. and a Ph.D. in biochemistry from Boston University.

Michael York has served as our Vice President of Corporate Development and Commercial Strategy since June 2018. Prior to joining our company, Mr. York served as the vice president of global business development and alliance management of Orexigen Therapeutics, Inc., a biopharmaceutical company, from August 2015 to June 2018. He previously served as a senior advisor for MKO Global Partners, L.P., a biopharmaceutical strategic advisory firm, from January 2015 to August 2015. From July 2013 to December 2014, Mr. York served as president and chief executive officer of Sente, Inc., a cosmeceutical company. Mr. York received a B.A. in public administration and economics from San Diego State University and a M.B.A. from the University of Redlands.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2019 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
Entities Affiliated with New Enterprise Associates(2)	6,643,704	27.1%
Entities Affiliated with Wellington Management Group LLP(3)	3,370,960	13.8
Zeneca, Inc.(4)	3,004,554	12.3
Entities Affiliated with Hatteras Venture Partners(5)	2,446,665	10.1
Entities Affiliated with Johnson & Johnson(6)	1,625,491	6.6
Named executive officers and directors:
Jonathan P. Mow(7)	426,184	1.7
John Sharp(8)	121,232	*
John Lee, M.D., Ph.D.(9)	118,492	*
Edmund P. Harrigan(10)	9,578	*
Nancy J. Hutson, Ph.D.(11)	10,393	*
Peter Justin Klein, M.D., J.D.(12)	8,303	*
Caroline Loewy(13)	1,483	*
Bibhash Mukhopadhyay, Ph.D.(14)	6,000	*
Clay B. Thorp(15)	2,488,464	10.2
Linda Tufts(16)	945,320	3.9
Richard A. van den Broek(17)	2,499	*
All executive officers and directors as a group (14 persons)(18)	4,312,903	17.0

*	Represents ownership of less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 24,498,425 shares outstanding on March 15, 2019, adjusted as required by rules promulgated by the SEC.

(2)

This information has been obtained from a Schedule 13D filed on October 31, 2018 by entities and individuals associated with New Enterprise Associates 13 L.P., or NEA 13 and the Company’s records. Consists of (a) 6,641,634 shares of common stock held directly by NEA 13 and (b) 2,070 shares of common stock held directly by NEA Ventures 2009, L.P., or Ven 2009. NEA Partners 13, L.P., or NEA Partners 13, is the sole general partner of NEA 13 and NEA 13 GP, LTD, or NEA 13 LTD, is the sole general partner of NEA Partners 13. The shares directly held by Ven 2009 are indirectly held by Karen P. Welsh, the general partner of Ven 2009. The principal business address for all entities and individuals affiliated with NEA 13 and Ven 2009 is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(3)

This information has been obtained from a Schedule 13G/A filed on February 12, 2019 by entities and individuals associated with Wellington Management Group LLP. Consists of shares of common stock, which  are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The principal business address for all entities and individuals affiliated with Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)

This information has been obtained from a Schedule 13D filed on October 29, 2018 by entities and individuals associated with AstraZeneca PLC, or AstraZeneca. Shares beneficially owned consists of 3,004,554 shares directly held by Zeneca Inc., a wholly-owned subsidiary of AstraZeneca, or Zeneca. The principal business address of AstraZeneca is 1 Francis Crick Avenue, Cambridge, CB2 0AA, United Kingdom, and the principal business address of Zeneca is 1800 Concord Pike, Wilmington, Delaware, 19803, United States.

(5)

This information has been obtained from a Schedule 13D/A filed on November 8, 2018 by entities and individuals associated with Hatteras Venture Partners. Consists of (a) 1,820,929 shares of common stock and 7,909 shares of common stock issuable upon the exercise of warrants held directly by Hatteras Venture Partners III, LP, or HVP III, (b) 163,813 shares of common stock and 718 shares of common stock issuable upon the exercise of warrants held directly by Hatteras Venture Affiliates III, LP, or HV Affiliates, (c) 416,481 shares of common stock held directly by Venture Capital Multiplier Fund, LP, Series B, or Multiplier Fund, (d) 4,846 shares of common stock held directly by Catalysta Ventures, LLC, or Catalysta and (e) 52,687 shares of common stock held directly by Hatteras Venture Partners I, LP, or HVP I. Catalysta is under common control with HVA III. Catalysta is the general partner of HVP I. The securities held directly by HVP I are indirectly held by Catalysta, which may be deemed to share voting and dispositive power with regard to the securities directly held by HVP I. The individual managers of Catalysta are Clay B. Thorp and John Crumpler, who may be deemed to share voting and dispositive power with regard to the securities held directly by Catalysta and HVP I. Hatteras Venture Advisors III, LLC, or HVA III, is the general partner of HVP III, HV Affiliates and Multiplier Fund. The securities held directly by HVP III, HV Affiliates and Multiplier Fund are indirectly held by HVA III. The individual managers of HVA III are Clay B. Thorp, Robert A. Ingram, Kenneth B. Lee, Douglas Reed, MD and John Crumpler, or the GP Directors. HVA III and the GP Directors may be deemed to share voting and dispositive power with regard to the securities directly held by HVP III, HV Affiliates and Multiplier Fund. The principal business address for all entities and individuals affiliated with Hatteras Venture Partners is 280 S. Mangum Street, Suite 350 Durham, North Carolina 27701.

(6)

This information has been obtained from a Schedule 13G filed on January 22, 2019 by entities and individuals associated with Johnson & Johnson, a New Jersey corporation, or J&J, and Johnson & Johnson Innovation-JJDC, Inc., a New Jersey corporation, or JJDC.  JJDC is a wholly-owned subsidiary of J&J. Consists of (a) 1,616,863 shares of common stock and 8,628 shares of common stock issuable upon the exercise of warrants held directly by JJDC. The principal business address of J&J is One Johnson & Johnson Plaza, New Brunswick, NJ 08933 and the principal business address of JJDC is 410 George Street, New Brunswick, NJ 08901.

(7)

Consists of (a) 51,199 shares of common stock held by the Mow Trust dated April 17, 2008 and (b) 374,985 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019. Mr. Mow and his wife Diana Mow are joint trustees of the Mow Trust dated April 17, 2008 and share voting and dispositive power for such shares.

(8)	Consists of (a) 5,000 shares of common stock and (b) 116,232 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(9)	Consists of 118,492 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(10)	Consists of 9,578 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(11)	Consists of (a) 1,000 shares of common stock and (b) 9,393 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(12)	Consists of (a) 2,303 shares of common stock and (b) 6,000 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(13)	Consists of 1,483 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(14)	Consists of 6,000 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(15)

Consists of (a) 15,799 shares of common stock held by Mr. Thorp and (b) 6,000,000 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019. Also, consists of (a) 1,820,929 shares of common stock and 7,909 shares of common stock issuable upon the exercise of warrants held directly by Hatteras Venture Partners III, LP, or HVP III, (b) 163,813 shares of common stock and 718 shares of common stock issuable upon the exercise of warrants held directly by Hatteras Venture Affiliates III, LP, or HV Affiliates, (c) 416,481 shares of common stock held directly by Venture Capital Multiplier Fund, LP, Series B, or Multiplier Fund, (d) 4,846 shares of common stock held directly by Catalysta Ventures, LLC, or Catalysta and (e) 52,687 shares of common stock held directly by Hatteras Venture Partners I, LP, or HVP I. Catalysta is under common control with HVA III. Catalysta is the general partner of HVP I. The securities held directly by HVP I are indirectly held by Catalysta, which may be deemed to share voting and dispositive power with regard to the securities directly held by HVP I. The individual managers of Catalysta are Clay B. Thorp and John Crumpler, who may be deemed to share voting and dispositive power with regard to the securities held directly by Catalysta and HVP I. Hatteras Venture Advisors III, LLC, or HVA III, is the general partner of HVP III, HV Affiliates and Multiplier Fund. The securities held directly by HVP III, HV Affiliates and Multiplier Fund are indirectly held by HVA III. The individual managers of HVA III are Clay B. Thorp, Robert A. Ingram, Kenneth B. Lee, Douglas Reed, MD and John Crumpler, or the GP Directors. HVA III and the GP Directors may be deemed to share voting and dispositive power with regard to the securities directly held by HVP III, HV Affiliates and Multiplier Fund. The principal business address for all entities and individuals affiliated with Hatteras Venture Partners is 280 S. Mangum Street, Suite 350 Durham, North Carolina 27701.

(16)

Consists of 6,000 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019. Also, consists of (a) 590,168 shares of common stock and 5,471 shares of common stock issuable upon the exercise of warrants held directly by Fletcher Spaght Ventures II, LP, or Fletcher Spaght Ventures II, (b) 59,429 shares of common stock and 551 shares of common stock issuable upon the exercise of warrants held directly by FSV II, LP, or FSV II and (c) 281,096 shares of common stock and 2,605 shares of common stock issuable upon the exercise of warrants held directly by FSV II-B, LP, or FSV II-B. FSA II, LLC, or FSA II, is the general partner of the general partner of Fletcher Spaght Ventures II and FSV II-B and the manager of the general partner of FSV II. The members of FSA II are R. John Fletcher, Pearson M. Spaght and Linda Tufts, or the FSA II Members. FSA II and the FSA II members may share voting and dispositive power with regard to the securities owned directly by Fletcher Spaght Ventures II, FSV II-B, and FSV II. The principal business address for all entities and individuals affiliated with Fletcher Spaght Ventures is 222 Berkeley Street Boston, MA 02116.

(17)	Consists of 2,499 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019.
(18)

Consists of (a) 3,475,438 shares of common stock, (b) 820,211 shares of common stock issuable upon the exercise of options within 60 days of March 15, 2019 and (c) 17,254 shares of common stock issuable upon the exercise of warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one Form 4 report filed by Mr. Mow, even though timely filed, was subsequently amended to correct a clerical error.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by and paid to our named executive officers with respect to the year ended December 31, 2018 and December 31, 2017.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jonathan P. Mow(3)	2018	358,971	34,531	201,300	828	595,630
Chief Executive Officer	2017	338,250	22,375	74,778	794	436,197
John Sharp	2018	319,027	13,813	131,900	690	465,430
Chief Financial Officer	2017	307,500	8,950	50,985	711	368,146
John Lee, M.D., Ph.D.	2018	326,337	27,626	146,400	690	501,053
Chief Medical Officer	2017	307,500	11,188	50,985	711	370,384

(1)

This column reflects the aggregate grant date fair value of option awards granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in our financial statements. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in note 10 to our financial statements included in our Annual Report on From 10-K for the year ended December 31, 2018. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.
(3)	Mr. Mow is also a member of our Board of Directors, but did not receive any additional compensation in his capacity as a director.

Narrative to Summary Compensation Table

The Compensation Committee of our Board of Directors has historically determined our executives’ compensation and determines the compensation of our named executive officers. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then approves the compensation of each executive officer without members of management present.

Annual Base Salary

The annual base salaries of our named executive officers are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to PhaseBio. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

The following table sets forth the annual base salaries for each of our named executive officers for 2018, as determined by the Compensation Committee:

Name	Pre-IPO Base Salary($)*	Post-IPO Base Salary($)*
Jonathan P. Mow	350,097	402,600
John Sharp	318,270	329,700
John Lee	318,270	366,000

*

Effective upon consummation of our initial public offering on October 17, 2018, the base salaries of our named executive officers were increased to $402,600 for Mr. Mow, $329,700 for Mr. Sharp and $366,000 for Dr. Lee.

In February 2019, the Compensation Committee approved the following annual base salaries for each of our named executive officers for 2019:

Name	2019 Base Salary($)
Jonathan P. Mow	442,900
John Sharp	361,600
John Lee	401,400

Non-Equity Incentive Plan Compensation

The Compensation Committee develops a performance-based bonus program annually.  For 2018, the Compensation Committee determined that each named executive officer’s performance bonus should be based in part on their own individual performance and contribution towards achievement of corporate goals. Under the 2018 annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage attainment, as determined by the Compensation Committee, of (1) our 2018 corporate goals established by the Compensation Committee in its sole discretion and communicated to each officer and (2) the 2018 individual goals established by the Compensation Committee. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors as determined appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity and may earn more or less than the annual target amount based on our company’s and his individual performance. For 2018, Mr. Mow’s target bonus percentage was 50% and each of Mr. Sharp’s and Dr. Lee’s target bonus percentage was 40%. The Compensation Committee determined that the percentage attainment of our corporate goals for 2018 was 100% and approved individual performance achievement payouts for each named executive officer. Each of our named executive officers earned a 2018 performance bonus equal to his target bonus percentage of his 2018 post-IPO base salary, as reflected in the column of the Summary Compensation Table above entitled “Non-Equity Incentive Plan Compensation.”

Equity-Based Awards

Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering, we granted all equity awards pursuant to our Amended and Restated 2002 Stock Plan, and following the closing of our initial public offering, we grant all equity awards pursuant to our 2018 Equity Incentive Plan.

Outstanding Equity Awards as of December 31, 2018

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2018.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)(2)	Option Expiration Date
Jonathan P. Mow	12/18/2012	19,913	—	2.27	12/18/2022
	12/18/2012	—	32,553(3)	2.27	12/18/2022
	3/31/2014	19,131	—	1.24	3/31/2024
	11/4/2014	177,767	—	1.24	11/4/2024
	5/12/2016	87,612	39,812(4)	1.68	5/12/2026
	4/21/2017	9,885	12,712(4)	1.43	4/21/2027
	5/3/2018	4,237	18,360(4)	2.26	5/3/2018
	10/17/2018	9,166	210,834(4)	5.00	10/17/2028
John Sharp	5/12/2016	90,397	45,185(5)	1.68	5/12/2026
	4/21/2017	3,962	5,075(4)	1.43	4/21/2027
	5/3/2018	1,701	7,337(4)	2.26	5/3/2018
John Lee	5/12/2016	90,397	45,185(5)	1.68	5/12/2026
	4/21/2017	5,943	7,615(4)	1.43	4/21/2027
	5/3/2018	3,393	14,684(4)	2.26	5/3/2018

(1)

All of the awards listed in this table were granted under our Amended and Restated 2002 Stock Plan, except for the October 2018 award to Jonathan P. Mow, which was granted under our 2018 Equity Incentive Plan.

(2)

All of the option awards listed in the table were granted with a per share exercise price equal to or above the estimated fair value of our common stock on the date of grant, as determined in good faith by our Board of Directors, except for the October 2018 award to Mr. Mow, for which the per share exercise price was equal to the initial public offering price for our common stock of $5.00.

(3)

The shares subject to this award vest in full upon a liquidation event with a net present value of at least $200 million, subject to the executive officer’s continued service as of such liquidation event. For this purpose, a liquidation event is defined as any liquidation, dissolution or winding up of us, including by acquisition of us by another entity (unless our stockholders hold at least 50% of the voting power of the surviving or acquiring entity).

(4)	The shares subject to this award vest in equal monthly installments over 48 months from the date of grant subject to the named executive officer’s continued service.
(5)

25% of the shares subject to this award vested on April 11, 2017, with the remainder of the shares vesting in equal monthly installments over 36 months subject to the named executive officer’s continued service.

Retirement Benefits and Other Compensation

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension, retirement or deferred compensation plan sponsored by us during 2018 other than our 401(k) plan described below. Our named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance benefits, on the same basis as our other employees. We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, which our named executive officers are eligible to participate in on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers in 2018.

Agreements with our Named Executive Officers

In connection with his commencement of employment with us as our Chief Business Officer, we entered into an offer letter agreement with Mr. Mow in November 2012, which was amended in March 2014. Mr. Mow’s employment under the offer letter is at will and may be terminated at any time by us or by him. The offer letter provides for an initial base salary, bonus opportunity and equity award grants to Mr. Mow in his previous capacity as Chief Business Officer. In addition, the offer letter provides for a severance payment of six month’s base salary upon Mr. Mow’s termination without cause or upon his termination or resignation under certain circumstances within one year following a liquidation event (defined as any liquidation, dissolution or winding up of us, including by acquisition of us by another entity (unless our stockholders hold at least 50% of the voting power of the surviving or acquiring entity) or the sale, lease or other disposition of all or substantially all of our assets). Mr. Mow’s compensation has been subsequently increased to the amounts described above and Mr. Mow was promoted to Chief Executive Officer in September 2014.

We also entered into offer letter agreements with each of Mr. Sharp and Dr. Lee in March 2016 in connection with each of their commencement of employment with us. Each offer letter is at will and may be terminated at any time by us or the executive officer. Each offer letter provides for an initial base salary, bonus opportunity and equity award grants, as well as participation in the change of control severance benefit plan described below under “—Potential Payments Upon Termination or Change in Control.” Each of Mr. Sharp’s and Dr. Lee’s compensation has been subsequently increased to the amounts described above. We do not maintain any other offer letters or employment agreements with our named executive officers.

Potential Payments Upon Termination or Change in Control

We maintain a change of control severance benefit plan, or the Post-IPO Severance Plan, and have entered into a severance benefit plan participation agreement under such plan with each of our named executive officers. Effective upon consummation of our initial public offering, each of our named executive officers are eligible to receive severance benefits under the terms of our severance benefit plan adopted by the Board of Directors in October 2018. The Post-IPO Severance Plan provides for severance benefits to the named executive officers upon (i) a “change in control termination” (as defined below) or (ii) a “regular termination” (defined below). Upon a change in control termination, each of our named executive officers is entitled to a lump sum payment equal to a portion of his base salary (18 months for Mr. Mow and 12 months for each of Mr. Sharp and Dr. Lee), payment of his target bonus, accelerated vesting of all outstanding equity awards, payment of COBRA premiums for a period of time (up to 18 months for Mr. Mow and 12 months for each of Mr. Sharp and Dr. Lee) and an extension of the post-termination exercise period applicable to his outstanding equity awards for up to one year following such termination. Upon a regular termination, each of our named executive officers is entitled to a lump sum payment equal to a portion of his base salary (12 months for Mr. Mow and 9 months for each of Mr. Sharp and Dr. Lee) and payment of COBRA premiums for a period of time (up to 12 months for Mr. Mow and 9 months for each of Mr. Sharp and Dr. Lee). All severance benefits under the Post-IPO Severance Plan are subject to the executive’s execution of an effective release of claims against the company.

For purposes of the Post-IPO Severance Plan, the following definitions apply:

•	“change in control termination” is an “involuntary termination” that occurs one month before or twelve months following a change in control (as defined in the 2018 Equity Incentive Plan);
•	“regular termination” is an “involuntary termination” that does not occur within the one month before or twelve months following a change in control; and
•

“involuntary termination” generally has the same meaning as in the Pre-IPO Severance Plan, except that “cause” for purposes of such definition has the meaning set forth in the 2018 Equity Incentive Plan.

Director Compensation

Non-Employee Director Compensation

The following table shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)
Ashutosh Chilkoti, Ph.D. (4)	20,000	—	20,000
Edmund P. Harrigan, M.D.	1,973	170,000	171,973
Nancy J. Hutson, Ph.D.	11,151	69,448	80,599
Peter Justin Klein, M.D., J.D.	9,123	—	9,123
Caroline Loewy	11,151	113,442	124,593
Bibhash Mukhopadhyay, Ph.D.	10,644	—	10,644
Tyrell Rivers (5)	—	—	—
Clay B. Thorp	17,233	—	17,233
Linda Tufts	9,630	—	9,630
Richard A. van den Broek	—	—	—

(1)	Jonathan P. Mow did not earn compensation during 2018 for his service on our Board of Directors. Mr. Mow’s compensation is fully reflected in the Summary Compensation Table above.
(2)

The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2018, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.

(3)

As of December 31, 2018, Dr. Hutson, Ms. Loewy, Dr. Harrigan and Dr. Chilkoti each held options to purchase 36,156, 31,156, 68,966 and 9,038 shares of our common stock, respectively. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2018. None of our non-employee directors held stock awards as of December 31, 2018.

(4)	Dr. Chilkoti resigned from our Board of Directors on August 27, 2018. Dr. Chilkoti received $20,000 in consulting fees unrelated to his service to our Board of Directors.
(5)	Mr. Rivers resigned from our Board of Directors on October 17, 2018.

Narrative to Director Compensation Table

Our Board of Directors adopted a non-employee director compensation policy that became effective in October 2018 in connection with our initial public offering and was amended in February 2019. Pursuant to this compensation policy, each of our directors who is not an employee or consultant of our company is eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

Under our compensation policy, each eligible director receives an annual cash retainer of $40,000 for serving on our Board of Directors. In addition, each eligible director who serves as the Chair of our Board of Directors receives an annual cash retainer of $30,000 in addition to the annual cash retainer given to all eligible directors. The chairperson of the Audit Committee of our Board of Directors is entitled to an additional annual cash retainer of $15,000, and the chairpersons of each of the Compensation and Nominating and Corporate Governance Committees of our Board of Directors is entitled an additional annual cash retainer of $10,000. The members of the Audit Committee, who are not the chairperson of the committee, are entitled to an additional annual cash retainer of $7,500, and the members of each of the Compensation and Nominating and Corporate Governance Committees of our Board of Directors, who are not the chairpersons of such committees, are entitled an additional annual cash retainer of $5,000.

In addition, each new eligible director who joins our Board of Directors will be granted a non-statutory stock option to purchase 22,000 shares of our common stock under our 2018 Plan, with the shares vesting in 36 equal monthly installments, subject to continued service as a director through the vesting date.

On the date of each Annual Meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted a non-statutory stock option to purchase 11,000 shares of our common stock under our 2018 Plan (the “Annual Grant”), with the shares vesting on the earlier of the first anniversary of the date of grant or the next annual stockholders meeting, subject to continued service as a director though the applicable vesting date. If an eligible director joins our Board of Directors upon or after the date of the last preceding annual stockholders meeting, such eligible director’s Annual Grant will be pro-rated based on days served since joining our Board of Directors.

Each option awarded to eligible directors under the non-employee director compensation policy will be subject to accelerated vesting upon a change in control transaction. The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the eligible director’s continuous service with us (provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to our equity incentive plans, which were our only equity compensation plans in effect as of December 31, 2018.

Name	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column
Equity compensation plans approved by security holders	1,545,403(1)	2.48	1,670,921
Equity compensation plans not approved by security holders	—	—	—
Total	1,545,403	2.48	1,670,921

(1)

All such shares were granted under our Amended and Restated 2002 Stock Plan or our 2018 Equity Incentive Plan. The number of shares of our common stock reserved for issuance under our 2018 Equity Incentive Plan automatically increases on January 1 of each year, continuing through and including January 1, 2028, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors.

Transactions With Related Persons and Indemnification

Related-Person Transactions Policy and Procedures

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following includes a summary of transactions since January 1, 2017 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”

Participation in Initial Public Offering

In our initial public offering, certain of our directors, executive officers and 5% stockholders and their affiliates purchased an aggregate of 2,720,000 shares of our common stock. Each of those purchases was made through the underwriters at the initial public offering price. The following table sets forth the aggregate number of shares of our common stock that these 5% stockholders and their affiliates purchased in our initial public offering:

Purchaser	Shares of Common Stock
Entities Affiliated with New Enterprise Associates (1)	1,800,000
Zeneca, Inc.	600,000
Entities Affiliated with Hatteras Venture Partners (2)	300,000
Entities Affiliated with Fletcher Spaght Ventures (3)	20,000

(1)	NEA 13 is affiliated with Bibhash Mukhopadhyay, a member of our Board of Directors.
(2)

Affiliates of Hatteras Venture Partners whose securities are aggregated for purposes of reporting share ownership information are: Hatteras Venture Advisors III, LLC, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Venture Capital Multiplier Fund, LP, Series B, Catalysta Ventures, LLC and Hatteras Venture Partners I, LP. Hatteras Venture Partners is affiliated with Clay B. Thorp, the Chair of our Board of Directors.

(3)

Affiliates of Fletcher Spaght Ventures whose securities are aggregated for purposes of reporting share ownership information are: Fletcher Spaght Ventures II, LP, FSV II, LP and FSV II-B, LP. Fletcher Spaght Ventures is affiliated with Linda Tufts, a member of our Board of Directors.

Our Relationship with AstraZeneca

In November 2017, we entered into an exclusive license agreement with MedImmune, a wholly owned subsidiary of AstraZeneca and an affiliate of Zeneca, Inc., a beneficial owner of more than 5% of our capital stock, or the MedImmune License. Under the MedImmune License, we paid MedImmune an upfront fee of $100,000 in November 2017. We are also required to pay MedImmune, among other things: quarterly fees relating to technical services provided by MedImmune; up to $18.0 million in clinical and regulatory milestone fees; up to $50.0 million in commercial milestone fees; and mid-single digit to low-teen royalty percentages on net sales of MedImmune licensed products, subject to reduction in specified circumstances. Our payments to MedImmune under the MedImmune License totaled $0.6 million and $10,000 in the aggregate during the years ended December 31, 2017 and 2018, respectively.

Private Placements of our Securities

Convertible Promissory Notes and Series C-1 Warrant Financing

In January 2017, we entered into a note and warrant purchase agreement with certain investors, including holders of greater than 5% of our capital stock, pursuant to which we (1) issued and sold to our related party investors convertible promissory notes in the aggregate principal amount of $6.5 million, which have an annual interest rate of 8%, (2) issued to our related party investors related warrants to purchase shares of Series C-1 redeemable convertible preferred stock at $0.12 per share and (3) reserved the option at any time on or after March 31, 2017 to sell to our related party investors additional convertible promissory notes on the same terms in the aggregate principal amount of up to $7.9 million. In October 2017, we exercised in full the option to sell such additional notes, which resulted in an increase in the number of shares of Series C-1 redeemable convertible preferred stock issuable pursuant to the warrants. The aggregate principal amount of convertible promissory notes outstanding and held by related parties as of June 30, 2018 was $14.4 million, and, to date, we have not paid any interest on the convertible promissory notes.

The following table sets forth the aggregate principal amount of convertible promissory notes and shares of Series C-1 redeemable convertible preferred stock issuable upon the exercise of warrants issued to our related parties in this financing:

Participants	Principal Amount of Convertible Promissory Notes ($)	Warrants to Purchase Shares of Series C-1 Preferred Stock
New Enterprise Associates 13, L.P. (1)	5,750,000	119,067
Zeneca, Inc.	4,500,000	93,184
Johnson & Johnson Innovation – JJDC, Inc.	2,000,000	41,414
Entities affiliated with Hatteras Venture Partners (2)	1,500,000	31,061
Entities affiliated with Fletcher Spaght Ventures (3)	600,000	12,424

(1)	NEA 13 is affiliated with Peter Justin Klein and Bibhash Mukhopadhyay, members of our Board of Directors.
(2)	Hatteras Venture Partners is affiliated with Clay B. Thorp, our chairman.
(3)	Fletcher Spaght Ventures is affiliated with Linda Tufts, a member of our Board of Directors.

In connection with the closing of our initial public offering in October 2018, the holders exercised all outstanding warrants to purchase shares of Series C-1 redeemable convertible preferred stock issued in this financing, and each share of Series C-1 redeemable convertible preferred stock issued upon exercise of the warrants automatically converted into one share of common stock.

Series D Preferred Stock Financing and Issuance of Series D Preferred Stock and Series C-1 Warrants Upon Conversion of Convertible Promissory Notes

In August 2018, we entered into a preferred stock purchase agreement with certain investors, including beneficial owners of greater than 5% of our capital stock, pursuant to which we issued and sold to our related party investors an aggregate of 740,292 shares of Series D redeemable convertible preferred stock at a purchase price of $9.659 per share for an aggregate cash purchase price of $7.2 million and issued to such related party investors warrants to purchase 148,054 shares of Series C-1 redeemable convertible preferred stock. Certain of our investors, including beneficial owners of greater than 5% of our capital stock, elected to convert their outstanding convertible promissory notes in the aggregate principal amount of $14.4 million into an aggregate of 2,030,680 shares of Series D redeemable convertible preferred stock.

The following table sets forth for each of our related parties the aggregate number of shares of Series D redeemable convertible preferred stock and warrants to purchase Series C-1 redeemable convertible preferred stock issued, and the corresponding aggregate principal amount of convertible promissory notes so converted, in this transaction:

Participants	Principal Amount of Convertible Promissory Notes Converted ($)	Shares of Series D Preferred Stock Sold and Issued Pursuant to Conversion of Convertible Promissory Notes	Warrants to Purchase Shares of Series C-1 Preferred Stock
New Enterprise Associates 13, L.P. (1)	5,750,000	1,124,301	62,123
Zeneca, Inc.	4,500,000	740,337	20,707
Johnson & Johnson Innovation – JJDC, Inc.	2,000,000	283,022	—
Entities affiliated with Hatteras Venture Partners (2)	1,500,000	522,877	62,120
Entities affiliated with Fletcher Spaght Ventures (3)	600,000	100,435	3,104

(1)	NEA 13 is affiliated with Peter Justin Klein and Bibhash Mukhopadhyay, members of our Board of Directors.
(2)	Hatteras Venture Partners is affiliated with Clay B. Thorp, our chairman.
(3)	Fletcher Spaght Ventures is affiliated with Linda Tufts, a member of our Board of Directors.

Each share of Series C-1 convertible preferred stock and Series D convertible preferred stock automatically converted into one share of common stock upon the closing of our initial public offering in October 2018.

Indemnification

We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with certain officers and directors.  These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials.  A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us.  Direct your written request to PhaseBio Pharmaceuticals, Inc., Attention: Corporate Secretary, 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355.  Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

John Sharp
Chief Financial Officer and Secretary

Dated: April 5, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: PhaseBio Pharmaceuticals, Inc., Attention: Corporate Secretary, PhaseBio Pharmaceuticals, Inc., 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355.

Annual Meeting of PhaseBio Pharmaceuticals, Inc. to be held on Thursday, May 9, 2019 for Holders as of March 25, 2019 This proxy is being solicited on behalf of the Board of Directors PROXY TABULATOR FOR PhaseBio Pharmaceuticals, Inc. P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints Jonathan P. Mow and John Sharp, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of PhaseBio Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/PHAS • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-206-4667 INTERNET TELEPHONE    The Board of Directors of the Company Recommends  a Vote FOR the three nominees for director and  FOR Proposal 2.  1: Election of Directors Directors Recommend 01 Edmund P. Harrigan 02 Peter Justin Klein 03 Richard van den Broek For Withhold For For For 2: To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the  independent registered public accounting firm of the Company for its fiscal year ending December  31, 2019. 3: To conduct any other business properly brought before the meeting. For     Against  Abstain For AnnUAL meeTing OF PhAseBiO PhARmAceUTicALs, inc. Date: May 9, 2019 Time: 1:00 p.m. (Local Time) Place: PhaseBio Pharmaceuticals, Inc., 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania  19355 Please make your marks like this:         Use dark black pencil or pen only Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy,  all persons should sign. Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the  proxy.

Proxy — PhaseBio Pharmaceuticals, Inc. Annual Meeting of Stockholders May 9, 2019 at 1:00 p.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Jonathan P. Mow and John Sharp (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of PhaseBio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355, on May 9, 2019 at 1:00 p.m. (Local Time) and all postponements or adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. To elect the Board’s nominees, Edmund P. Harrigan, Peter Justin Klein and Richard van den Broek, to the Board to hold office until the 2022 Annual Meeting of Stockholders. 2. To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019. 3. To conduct any other business properly brought before the meeting. The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” Proposal 2. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.  Please separate carefully at the perforation and return just this portion in the envelope provided.  To attend the meeting and vote your shares in person, please mark this box.